SPECTRUM ADVISORY SERVICES, INC.

Letter Agreement

To:
Unified Series Trust
2960 North Meridian Street, Suite 300
Indianapolis, Indiana 46208

Dear Ladies and Gentlemen:

You have engaged us to act as the sole investment adviser to the Marathon Value Portfolio (the “Fund”) pursuant to the Management Agreement approved by the Board of Trustees (the “Agreement”).

Effective as of March 1, 2008 through February 28, 2009, we hereby agree to waive our management fee and/or reimburse expenses of the Fund, but only to the extent necessary to maintain the Fund’s net annual operating expenses (excluding brokerage fees and commissions; borrowing costs, such as (a) interest and (b) dividend expenses on securities sold short; taxes; any indirect expenses, such as expenses incurred by other investment companies in which the Fund may invest; any 12b-1 fees and extraordinary expenses) at 1.25% of the Fund’s average daily net assets.

Very truly yours,

Spectrum Advisory Services, Inc.

By: /s/ Marc S. Heilweil
Marc S. Heilweil, President

Acceptance

The foregoing is hereby accepted.

UNIFIED SERIES TRUST

By: /s/Anthony J. Ghoston
Anthony J. Ghoston, President

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